Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class B Prospectus and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class B Statement of Additional Information of Pioneer Independence Fund and to the incorporation by reference of our report, dated February 21, 2007, on the financial statements and financial highlights of Pioneer Independence Fund included in the Annual Report to the Shareowners in Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A, No. 333-42105) of Pioneer Independence Fund.


                                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
September 26, 2007